Exhibit 10.1

OFFER LETTER

May 30, 2025

Chris Ehrlich

Re:	Offer of Employment

Dear Chris:

CERo Therapeutics Holdings, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1. Start Date. Provided that you satisfy the conditions described in this letter agreement, your first day of employment with the Company will be June 4, 2025, or another date mutually agreed upon in writing between you and the Company. The actual day you begin employment will be referred to as the “Start Date.”

2. Position. Your initial title will be Chief Executive Officer, and you will initially report to the Company’s Board of Directors. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

3. Location. Your principal place of employment will be the Company’s office located in San Francisco, California. However, you are permitted to work remotely from your home office, subject to the Company’s remote work policies as may be in effect from time to time. Notwithstanding the foregoing, you may be required to attend in-person meetings or work from the Company’s San Francisco office on an as-needed basis, as determined by the Company in its reasonable discretion. While working remotely, you agree to only work from locations that allow you proper internet access to be able to do your job remotely.

4. Base Compensation. As an exempt employee, beginning on the Start Date, the Company will pay you a base salary at the rate of $480,000.00 per year, prorated for any partial years of employment, payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. You will be paid your salary in regular installments regardless of the number of hours you work per workweek, and you will not be eligible for overtime pay.

5. Performance Bonus. You are eligible to earn a one time performance bonus. Your target performance bonus will be 50% of your base salary, less applicable withholdings. Your performance bonus will be based on the achievement of performance objectives determined by the Company, which will include: (i) the Company’s successful completion of capital raising activities resulting in at least $10 million in new financing since October 1, 2024, which, for the avoidance of doubt, has already been achieved; (ii) the dosing of three patients who meet all study inclusion and exclusion criteria; and (iii) the hiring of a new Chief Executive Officer. Unless otherwise provided in Section 6 below, eligibility for any bonus is contingent upon your continued employment with the Company through the date the bonus is paid. Nothing in this offer letter requires the Company to pay a performance bonus in any particular year.

6. Equity. You were granted an option to purchase 238,971 shares of the Company’s Common Stock (the “Option”) on March 4, 2025 (the “Grant Date”), at an exercise price of $1.43 per share. The Option will be subject to the terms and conditions applicable to options granted under the stock option plan in effect at the time of the grant and the applicable stock option agreement (the “Equity Documents”). You will vest in fifty percent (50%) of the Option shares in nine (9) equal monthly installments, with one-ninth (1/9th) of the Option shares vesting on each monthly anniversary of the Grant Date, such that fifty percent (50%) of the Option shares shall be fully vested upon your completion of nine (9) months of continuous service following the Grant Date (the “Time-Based Equity Awards”). The remaining 50% of the Option shares shall vest in three (3) separate tranches, each subject to the achievement of a specific performance milestone (collectively, the “Performance-Based Equity Awards”), as follows: (i) one-third (1/3rd) of the remaining fifty percent (50%) shall vest upon the Company successfully raising capital of at least $10 million since October 1, 2024 (the “First Milestone”) which, for the avoidance of doubt, has already been achieved; (ii) one-third (1/3rd) of the remaining fifty percent (50%) shall vest upon the Company successfully completing the dosing of three patients pursuant to its ongoing clinical trials (the “Second Milestone”); and (iii) one-third (1/3rd) of the remaining fifty percent (50%) shall vest upon the Company’s hiring of a new Chief Executive Officer (the “Third Milestone”).

Notwithstanding the foregoing, in the event the Company achieves the Third Milestone and, as a result, you are removed from your position as Chief Executive Officer prior to the full vesting of your Time-Based Equity Awards, all then-unvested shares subject to such Time-Based Equity Awards shall accelerate and vest in full as of the date the Third Milestone is achieved. For the avoidance of doubt, if your removal as CEO following the achievement of the Third Milestone occurs prior to the Company’s achievement of the Second Milestone, you shall remain eligible to vest in the Performance-Based Equity Award upon, and subject to, the Company’s subsequent achievement of the Second Milestone.

In the event of a Change of Control (as defined below), (i) all unvested shares subject to both the Time-Based Equity Awards and the Performance-Based Equity Awards shall immediately vest in full as of the date of the Change of Control, and (ii) you shall be entitled to receive payment of your full performance bonus.

The amounts payable pursuant to this section are intended, and shall be interpreted, to: (x) comply with Section 409A of the Internal Revenue Code and the Treasury Regulations and other guidance promulgated thereunder; or (y) be exempt from Code Section 409A as a “short term deferral,” within the meaning of Treas. Reg. Section 1.409A-1(b)(4), or as “separation pay,” within the meaning of Treas. Reg. Section 1.409A-1(b)(9). In all events, this letter agreement shall be interpreted and administered consistent with such intent. If the amounts payable pursuant to this section are to be paid in two or more installments, each installment shall be treated as a separate payment for purposes of Code Section 409A.

“Change of Control” or “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)	any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii)	there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the Acquiring Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the Acquiring Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii)	there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(iv)	individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of the Plan, be considered as a member of the Incumbent Board.

Any capitalized term used but not otherwise defined herein shall have the meaning set forth in the Company’s 2024 Equity Incentive Plan (the “Plan”).

In addition, the Company shall grant to you an additional option award of 185,529 shares of the Company’s Common Stock (the “Second Option”) on May 30, 2025 (the “Second Option Grant Date”), to begin vesting on June 4, 2025 (the “Vesting Commencement Date”). The exercise price per share of the Second Option will be determined by the Board of Directors when the Second Option is granted. The Second Option will be subject to the terms and conditions applicable to options granted under the stock option plan in effect at the time of the grant and the applicable stock option agreement (the “Equity Documents”). You will vest in one-third (1/3rd) of the Second Option shares in six (6) equal monthly installments, with one-sixth (1/6th) of the Second Option shares vesting on each monthly anniversary of the Vesting Commencement Date, such that one-third (1/3rd) of the Second Option shares shall be fully vested upon your completion of six (6) months of continuous service following the Vesting Commencement Date. The remaining two-thirds (2/3rd) of the Second Option shares shall vest in two (2) separate tranches, each subject to the achievement of a specific performance milestone, as follows: (i) one-half (1/2th) of the remaining two-thirds (2/3rd) shall vest upon the Company successfully raising capital of at least $10 million following the Second Option Grant Date, subject to your continuous service as of the vesting date, and (ii) one-half (1/2th) of the remaining two-thirds (2/3rd) shall vest upon the dosing of three patients who meet all study inclusion and exclusion criteria.

7. Employee Benefits. As a regular, full-time employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits, in accordance with the applicable benefit plans. The Company will contribute up to $1,850 per month toward your healthcare premiums.

8. Employee Confidential Information and Inventions Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Employee Confidential Information and Inventions Assignment Agreement, which includes, among other terms, provisions regarding your assignment of patent rights to inventions made during your employment at the Company and your non-disclosure of the Company’s proprietary information. A copy of this agreement is enclosed with this letter.

9. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason or no reason, with or without cause, and with or without notice. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, supervisor, compensation, and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you). If you are enrolled in direct deposit at the time of the termination of your employment, by signing this offer letter, you consent to having your final paycheck paid to you via direct deposit. You can change this election via a written notice to the Company’s payroll function.

10. Tax Matters. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

11. Entire Agreement. This letter agreement and the Employee Confidential Information and Inventions Assignment Agreement contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company (other than you).

12. No Conflicting Obligations. By executing this letter, you represent and warrant that your performance under this letter does not and will not breach any agreement you have entered into, or will enter into, with any other party. You must disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. In addition, you agree that you will not bring any third-party confidential information to the Company, including that of any former employer, and that you will not, in any way, use any such information in performing your duties for the Company. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position, and you represent that such is the case.

By signing and accepting this offer, you represent and warrant that: (i) you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise which may be an impediment to, or a conflict of interest with, your employment with the Company, or your providing services to the Company as its employee; (ii) you do not have and shall not bring onto the Company’s premises, or use in the course of your employment with the Company, any confidential or proprietary information of another person, company or business enterprise to whom you previously provided services; and (iii) you will not, at any time during your employment with the Company, breach any obligation or agreement that you have entered into with any third party, including your former employers. You agree not to enter into any written or oral agreement that conflicts with this letter.

Notwithstanding the foregoing, the Company agrees that your current roles as Chief Executive Officer of Launch One Ac. Co. and as Principal of Ehrlich Bioventures shall not be deemed to constitute a conflicting obligation or a violation of this Section 12.

13. Conditions of Offer. As with all employees, the Company’s offer of employment to you is also conditioned on your submission of satisfactory proof of your identity and your legal authorization to work in the United States and, if requested, your completion of a standard background check to the satisfaction of the Company. This offer is also conditioned on your signing and returning the Employee Confidential Information and Inventions Assignment Agreement on or before the Start Date.

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and returning a copy of this letter. This offer, if not accepted, will expire at the close of business on June 4, 2025.

If you have any questions, please contact us.

Very truly yours,

CERo Therapeutics Holdings, Inc.

/s/ Andrew Kucharchuk
Name:	Andrew Kucharchuk
Title:	Chief Financial Officer

I have read and accept this employment offer:

/s/ Chris Ehlich
Signature

Chris Ehrlich
Print Name

May 30, 2025
Date

Attachments(s): Employee Confidential Information and Inventions Assignment Agreement

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